Exhibit 4b
                        VSE Corporation
                     Summary with Respect to
             1998 Non-Employee Directors Stock Plan


     You have been granted a right to purchase shares of common stock of VSE Corporation (the "Company") pursuant to the VSE Corporation 1998 Non-Employee Directors Stock Plan (the "Plan"). Set forth below is a summary of the material information regarding the Plan and its operations. You should refer to the actual Plan for further information with respect to the Plan's various terms and conditions. A copy of the Plan and the Company's latest annual report are attached to this summary.

     General Information. The Plan is administered by the Company's Board of Directors (the "Board").

     The Plan permits the grant of up to 50,000 shares of the Company's common stock. The Company may issue shares of common stock or may purchase shares in the over-the-counter market in order to satisfy share issuances.

     The Plan is not subject to the Employee Retirement Income
Security Act of 1974.

     Resale Restrictions. The shares issuable under the Plan have been registered under the Securities Act of 1933, as amended
(the "1933 Act"), and accordingly are freely resalable, subject to the following limitations.

     Directors and officers of the Company who are subject to
Section 16 of the Securities Exchange Act of 1934, as amended, must report to the Securities and Exchange Commission ("SEC") the receipt of the shares, on SEC Form 4 or Form 5, as appropriate.

     Directors and officers of the Company who may be deemed to control the Company (which is generally understood to mean the ability to direct the Company's business, policies or other principal business affairs) may only sell shares in a transaction exempt from the provisions of the 1933 Act. Such an exemption is provided by Rule 144, which requires the filing of a notice with the SEC and compliance with certain limitations on the amount and timing of such sales.

         This document constitutes part of a prospectus
              covering securities that have been
          registered under the Securities Act of 1933

            This document is dated December 9, 1999
     Federal Income Tax Consequences. The following is a summary of the federal income tax consequences relating to shares issued under the Plan.

     Under the present provisions of the Internal Revenue Code, a non-employee director will realize taxable compensation equal to the value of any cash received plus the value of the shares of common stock delivered in payment of his or her annual retainer. The tax basis for such shares will equal the number of the shares received multiplied by the fair market value of the shares on the date of the allocation. If such shares are subsequently sold, the non-employee director will realize a capital gain (or loss) equal to an amount which the proceeds of the sale exceed (or are less than) the basis for such common stock.

     The Company will generally be entitled to a tax deduction in the amount of the taxable compensation realized by the non-employee director.

     This summary of the effect of the federal income tax consequences upon the participants in the Plan does not purport to be complete, and it is recommended that the participants consult their own tax advisors for counseling. The tax treatment under foreign, state or local law is not covered in this summary. In addition, tax laws are subject to change at any time.

     Additional Information. Additional information with respect to the Plan and its administration may be obtained from Mr. Craig
S. Weber, at 2550 Huntington Avenue, Alexandria, Virginia
22303, telephone (703) 960-4600.

     Plan participants may obtain from Mr. Weber, without charge, upon written or oral request, copies of the documents (i) incorporated by reference in Item 3 of Part II of the registration statement filed with the SEC with respect to the Plan (which include, among other things, the Company's annual report on Form 10-K and quarterly reports on Form 10-Q) and (ii) required to be delivered to participants pursuant to Rule 428(b). The documents referred to in (i) are incorporated by reference in the Section 10(a) prospectus, which is deemed to be a part of the registration statement.

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